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Ingersoll Rand Reports Increased Revenues and Net Earnings from Operations

•	Revenues increased by 6% to $2.8 billion in the third quarter.

•	Earnings per share of $0.76 were negatively impacted by a $27 million tax charge related to prior periods. Excluding this charge, third quarter earnings per share totaled $0.85.

•	Full year diluted EPS guidance updated to a range of $3.25 to $3.30, excluding the third-quarter tax charge.

Hamilton, Bermuda, October 27, 2006 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial company, today announced that 2006 third-quarter revenues and net earnings from operations increased compared with the third quarter of 2005.

The company reported net earnings of $243.8 million, or diluted earnings per share (EPS) of $0.76, for the third quarter of 2006. Third-quarter net earnings included $254.0 million, or EPS of $0.79, from continuing operations, as well as $10.2 million of net costs, or EPS of $(0.03), from discontinued operations, which represent the retained costs and gains on the sale of divested businesses. Third-quarter 2006 results also include approximately $27 million from a tax charge related to an audit of tax years 1998 through 2000 (see “Taxes”, page 2).

Net earnings for the 2005 third quarter of $254.2 million, or EPS of $0.75, included EPS of $0.75 from continuing operations and EPS of $(0.03) from ongoing costs of discontinued operations and $0.03 per share from gains on the sale of businesses.

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“Despite double-digit revenue growth and solid earnings in four of our business segments, our overall third quarter results were disappointing,” said Herbert L. Henkel, chairman, president and chief executive officer.

“While we continue to make progress against many of our long-term strategic priorities, our overall performance was unsatisfactory by our standards. We will take immediate corrective actions in the fourth quarter to deliver the type of results that we expect on a consistent basis. We will drive a sharper focus on cost control, including restructuring actions where warranted. We expect to realize the full benefit of these corrective measures in 2007.”

Additional Highlights for the 2006 Third Quarter

Revenues: The company’s revenues increased by approximately 6% to $2,766.0 million. Organic revenues (excluding acquisitions and currency) increased by approximately 4% compared with last year. Double-digit revenue growth in Climate Control Technologies, Construction Technologies, Industrial Technologies and Security Technologies offset revenue decreases at the Bobcat business. Recurring revenues, which include revenues from parts, service, rental, attachments and used equipment, were $615 million, representing an increase of 11% compared with the third quarter of 2005, and accounted for 22% of total revenues.

Operating Income and Margins: Operating income of $357.7 million for the third quarter of 2006 increased by 5% compared with the third quarter of 2005, as higher volumes, improved pricing and productivity improvement actions offset significant year-over-year material cost increases and negative product mix. Operating earnings also benefited by lower costs related to stock-based liabilities. Third-quarter operating margins were 12.9% compared to 13.0% last year.

Interest and Other Expense: Interest expense of $31.0 million for the third quarter of 2006 declined slightly compared with the 2005 third quarter due to lower average debt balances. Other expense totaled $0.3 million for the third quarter, compared with $9.6 million of income for the third quarter of 2005. The year-over-year difference is primarily attributable to lower interest income from lower cash balances and higher minority-interest charges.

Taxes: As reported by the company on October 13, 2006, the company received a notice from the Internal Revenue Service (IRS) on October 6, 2006, containing proposed adjustments to the company’s tax filings in connection with an audit of the 1998 through 2000 tax years. The principal proposed adjustments consist of the disallowance of certain capital losses taken in the company’s tax returns in 1999 and 2000. The disallowance would result in additional taxes and penalties of approximately $155 million, plus interest to date of approximately $62 million. The company disputes the IRS’ position and intends to contest the proposed disallowance.

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The company added approximately $27 million to its previously established reserves, and that amount was taken as a charge in the third quarter. After taking this charge into account, the company believes that it is adequately reserved for the ultimate resolution of this issue. Should the IRS prevail in its disallowance of the capital losses and imposition of penalties and interest, a cash outflow of approximately $155 million plus interest through the payment date would result.

Acquisitions: The company recently completed three acquisitions that expand its position in worldwide markets. These acquisitions are expected to add more than $100 million to 2007 revenues.

On September 1, the company purchased the assets of ZEKS Compressed Air Solutions, a leading North American provider of compressed air treatment. ZEKS’ product line includes air dryers, filters and system’s controllers that maximize the productivity and reliability of compressed air systems. ZEKS products are sold through distributors in the U.S. and Canada and are used in diverse industrial and manufacturing applications.

On October 2, the company acquired the global low-pressure air business of BOC Edwards, a business of the Linde Group. This business develops, manufactures, sells and services a complete line of centrifugal blowers and industrial and mobile positive displacement blowers, complementing Ingersoll Rand’s existing line of compressed air technologies and services.

On October 13, Ingersoll Rand acquired Geith International, a leading provider of a wide range of attachments for the construction, excavation, demolition and scrap handling industries. For the fiscal year ended March 31, 2006, Geith generated revenues of approximately $54 million. Geith will operate as part of the attachment business unit within the Ingersoll Rand Construction Technologies segment.

“Our acquisition activity for 2006 reflects our strategy to acquire good businesses that operate in growing markets and offer products that complement or extend our portfolio,” said Henkel. “In the future, we expect to complete additional bolt-on acquisitions of businesses with strong brands, innovative technologies and good growth prospects.”

Third-quarter Business Review

The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies, and Security Technologies.

Climate Control Technologies provides solutions for customers that transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $825.6 million increased by 14% compared with the third quarter of 2005. Third-quarter 2006 operating margins were 12.6%, compared with 11.3% in the 2005 third quarter. Margin improvement was due to higher volumes and improved pricing, partially offset by material cost inflation.

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Revenues from Climate Control Americas increased by approximately 15% compared with last year. Transport refrigeration revenues increased in all major product segments compared with last year, bolstered by sales of the TriPac® auxiliary power unit. Stationary refrigeration services and sales of supermarket display cases also increased significantly compared with the third quarter of 2005.

Revenues from international operations increased by approximately 13%. European results improved significantly compared with last year primarily driven by display cases and refrigerated trailers. Lower Asian revenues were mainly attributable to declines in display cases and stationary refrigeration services. Sea-going container volumes increased despite soft end markets.

The Compact Vehicle Technologies segment includes Bobcat® compact equipment and Club Car® golf cars and utility vehicles. Total revenues decreased by approximately 15% to $539.5 million compared with $636.6 million in the 2005 third quarter. Operating margins were 11.6%, compared with 14.6.% in the third quarter of 2005.

Bobcat revenues declined by more than 20% compared to last year, due to an unexpectedly severe deterioration in North American markets for compact equipment and a related decline in shipments to distributors to reduce their equipment field inventories. Third quarter 2005 results benefited from equipment and attachment sales related to Gulf Coast hurricane clean-up activities. Bobcat margins declined from lower revenues and unfavorable product and geographic mix.

Club Car revenues increased by 13% compared with the third quarter of 2005, reflecting higher revenues for golf cars and transport and utility vehicles. Third-quarter operating margins also improved compared with 2005.

Construction Technologies includes Ingersoll Rand® road pavers, compactors, portable power products, general-purpose construction equipment, and attachments. Revenues increased by 11% to $325.1 million, primarily due to ongoing strength in the international road development and repair market and improved worldwide markets for utility equipment and attachments. Operating margins increased to 10.5% from 9.2%, as higher volume offset material costs and negative product mix.

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Industrial Technologies provides solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid handling and energy generation systems. Total revenues in the third quarter increased by approximately 11% to $486.3 million with strong growth at both the air and productivity solutions businesses. Third-quarter operating margins declined to 12.9% compared with 14.0% in 2005. Higher prices and improved productivity were offset by material and component inflation, unfavorable product mix and investment spending.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration; and services. Third-quarter revenues increased by approximately 12% to $589.5 million from strong growth in commercial building markets in all major geographic regions, partially offset by slower North American residential markets. Operating margins were 17.8% compared with 19.3% in 2005. Unfavorable product mix, increased investment spending and continuing high costs for non-ferrous metals offset the benefits of increased volume in worldwide markets, higher pricing and better productivity.

Balance Sheet

Total debt at the end of the third quarter was approximately $2.1 billion. The debt-to-capital ratio was 26.6% at the end of the third quarter, compared with 27.9% at the end of the third quarter of 2005. The company’s stated debt-to-capital ratio target is 30% to 35%.

Dividends and Share Repurchase

On August 2, 2006, the company’s board of directors approved a 12.5% increase in the quarterly dividend to 18 cents per share. Over the past three years, the company has increased dividends by approximately 90%.

During the third quarter of 2006, the company repurchased approximately 16 million shares for $610 million. An additional 2.6 million shares were purchased in October for $102 million, completing the company’s $2 billion share repurchase authorization. For year to date 2006, more than 27 million shares have been repurchased for approximately $1.1 billion. The company has repurchased 51 million common shares since the program’s inception in 2004.

2006 Outlook

“Activity in Ingersoll Rand’s key worldwide end markets for commercial construction, general industrial, refrigerated trucks and supermarkets remained firm during the quarter. However, there has been a sharp deterioration in the North American market for compact equipment, slowing growth in our North American road machinery business, and a reduction in security products demand related to domestic residential construction.

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“Third-quarter orders increased by approximately 4% compared with 2005, despite a sharp decline in orders for compact equipment. Based on our recent order pattern and the combination of market acceptance for our solutions, continuing operating improvements, and the currently expected macro-economic environment, we expect fourth-quarter 2006 revenues to increase by approximately 3% and earnings of $0.70 to $0.75 per share,” said Henkel. “Earnings from continuing operations are expected to be $0.74 to $0.79 per share, with discontinued operations at $(0.04) per share of costs. The fourth-quarter earnings forecast reflects a tax rate of approximately 15.8% for continuing operations, due to expected lower North American earnings. The fourth quarter forecast also includes expenditures equal to approximately EPS of $(0.02) related to work force reductions throughout the company. These fourth quarter expenditures should return $0.06 to $0.08 per share of benefits in 2007,” said Henkel.

“The projected fourth-quarter earnings brings our forecast for full-year EPS to $3.16 to $3.21. Earnings from continuing operations are expected to be $3.37 to $3.42 per share, excluding the $27 million tax charge. This represents a 9% to 11% increase compared with EPS of $3.09 from continuing operations in 2005. Full-year 2006 discontinued operations are forecast at $(0.12) of costs compared to a net of $0.0 cents per share in 2005, which included $(0.10) per share of ongoing costs and $0.10 per share of gains on the sale of businesses. Available cash flow* for full year 2006 is expected to approximate $800 million,” said Henkel.
The company will provide a full-year 2007 forecast during its fourth-quarter earnings release in January.

*Available cash flow is equal to cash flow from operating activities and discontinued operations, excluding voluntary pension contributions, minus capital expenditures.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 135-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to create progress. For more information, visit www.ingersollrand.com.

This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

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These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, its report on Form 10-Q for the quarterly period ended June 30, 2006.

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10/06

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Third Quarter and Nine Months
(In millions, except per share amounts)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Revenues	$2,766.0	$2,615.3	$8,518.9	$7,833.6

Cost of goods sold	2,043.9	1,920.7	6,257.3	5,750.4

Selling & administrative expenses	364.4	354.6	1,146.3	1,067.1

Operating income	357.7	340.0	1,115.3	1,016.1

Interest expense	(31.0)	(35.5)	(96.2)	(109.8)

Other income/ (expense)	(0.3)	9.6	2.2	27.0

Earnings before taxes	326.4	314.1	1,021.3	933.3

Provision for taxes	72.4	58.0	182.9	153.1

Earnings from continuing operations	254.0	256.1	838.4	780.2

Discontinued operations, net of tax	(10.2)	(1.9)	(27.8)	(17.5)

Net earnings	$243.8	$254.2	$810.6	$762.7

Basic earnings per share
Continuing operations	$0.80	$0.76	$2.59	$2.30
Discontinued operations	(0.03)	(0.00)	(0.09)	(0.05)
	$0.77	$0.76	$2.50	$2.25

Diluted earnings per share
Continuing operations	$0.79	$0.75	$2.56	$2.27
Discontinued operations	(0.03)	(0.00)	(0.08)	(0.05)
	$0.76	$0.75	$2.48	$2.22

Weighted-average number of common shares outstanding:
Basic	317.2	335.8	323.9	339.7
Diluted	319.9	339.3	327.2	343.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Third Quarter and Nine Months
(In millions, except percentages)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Climate Control Technologies
Revenues	$825.6	$723.0	$2,307.2	$2,090.4
Operating income	103.7	81.9	261.3	225.8
and as a % of revenues	12.6%	11.3%	11.3%	10.8%

Compact Vehicle Technologies
Revenues	539.5	636.6	2,063.2	2,023.9
Operating income	62.9	92.7	321.2	318.4
and as a % of revenues	11.6%	14.6%	15.6%	15.7%

Construction Technologies
Revenues	325.1	291.7	1,042.6	904.3
Operating income	34.2	26.8	126.3	94.3
and as a % of revenues	10.5%	9.2%	12.1%	10.4%

Industrial Technologies
Revenues	486.3	437.3	1,408.7	1,273.0
Operating income	62.9	61.0	184.1	167.4
and as a % of revenues	12.9%	14.0%	13.1%	13.2%

Security Technologies
Revenues	589.5	526.7	1,697.2	1,542.0
Operating income	105.0	101.7	282.6	265.6
and as a % of revenues	17.8%	19.3%	16.6%	17.2%

Total
Revenues	$2,766.0	$2,615.3	$8,518.9	$7,833.6
Operating income	368.7	364.1	1,175.5	1,071.5
and as a % of revenues	13.3%	13.9%	13.8%	13.7%

Unallocated corporate expense	(11.0)	(24.1)	(60.2)	(55.4)

Consolidated operating income	$357.7	$340.0	$1,115.3	$1,016.1
and as a % of revenues	12.9%	13.0%	13.1%	13.0%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$265.4	$880.6
Marketable securities	0.9	156.5
Accounts and notes receivable, net	2,017.3	1,679.0
Inventories	1,386.7	1,128.8
Prepaid expenses and deferred income taxes	368.2	403.3
Total current assets	4,038.5	4,248.2

Property, plant and equipment, net	1,231.4	1,157.5
Goodwill	4,542.1	4,433.4
Intangible assets, net	715.6	717.0
Other assets	1,252.3	1,200.3
Total assets	$11,779.9	$11,756.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$962.7	$812.5
Accrued compensation and benefits	392.3	401.4
Accrued expenses and other current liabilities	1,106.1	1,053.1
Current maturities of long-term debt and loans payable	908.4	932.7
Total current liabilities	3,369.5	3,199.7

Long-term debt	1,171.1	1,184.3
Post-employment and other benefits	992.8	1,000.9
Other noncurrent liabilities	566.5	609.5
	6,099.9	5,994.4
Shareholders' equity:
Class A common shares	308.9	330.7
Other shareholders' equity	5,349.1	5,558.9
Accumulated other comprehensive income/ (loss)	22.0	(127.6)
Total shareholders' equity	5,680.0	5,762.0
Total liabilities and equity	$11,779.9	$11,756.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION